SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

NexPoint Strategic Opportunities Fund

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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August 6, 2020

Dear Fellow Shareholder,

Since my last communication regarding the Special Meeting of Shareholders of NexPoint Strategic Opportunities Fund (“NHF”), I am pleased to report exciting news regarding your fund and voting progress.

OVERWHELMING SUPPORT

Your fellow shareholders have shown overwhelming support to convert NHF from a closed-end fund to a Real Estate Investment Trust (“REIT”). Almost nine out of ten votes recorded are in support of the proposal. Please take advantage of your right to vote and join your fellow shareholders in supporting the proposal.

Second, Institutional Shareholder Services Inc. (“ISS”), the world’s leading provider of corporate governance and responsible investment solutions reviewed and analyzed your fund’s meeting agenda. On July 29th ISS issued a FOR recommendation for the conversion of your fund to a REIT. ISS said the transaction will provide the fund with increasing cash flow from earnings, which could result in higher distributions to shareholders compared to historical levels.

LESS THAN THREE WEEKS TO THE SHAREHOLDER MEETING

The Special Meeting of Shareholders will be held on August 28, 2020. As of today, we have not received your vote. Please sign, date and mail your proxy card in the postage paid envelope provided or follow the instructions in the box below to vote by internet or phone. No matter the size of your investment, it is important that you vote your shares.

Please continue to stay safe and healthy.

Sincerely,

Jim Dondero

President

Three Convenient Voting Methods to Cast Your Vote

1. Vote by Mail: You may cast your vote by signing, dating and mailing the enclosed card(s) in the enclosed prepaid return envelope.

2. Vote Online: You may cast your vote by visiting the web address located on the enclosed card(s) and following the instructions.

3. Vote by Telephone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed card(s) and following the instructions.

NHFR3